Exhibit 2.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ENSafrica

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SCHEME IMPLEMENTATION AGREEMENT

entered into between

SIBANYE GOLD LIMITED

and

SIBANYE STILLWATER LIMITED

law | tax | forensics | IP | africa       edward nathan sonnenbergs incorporated       registration number 2006/018200/21

1.                                      PARTIES

1.1.                            The Parties to this Agreement are:

1.1.1.                                            Sibanye Gold Limited (Registration Number 2002/031431/06), a company incorporated and registered in accordance with the laws of South Africa (“SGL”); and

1.1.2.                                            Sibanye Stillwater Limited (Registration Number 2014/243852/06), a company incorporated and registered in accordance with the laws of South Africa (“Sibanye-Stillwater”).

1.2.                            Any reference herein to “Party” and “Parties” shall be a reference to the Parties described above either individually or collectively, as may be required by the context of this Agreement and their respective successors in title, administrators, assigns, liquidators or other legal representatives of the Parties as fully and effectively as if they had signed this Agreement in the first instance.

2.                                      AGREEMENT

2.1.                            Agreement.  The Parties hereby contract with each other with effect from the Signature Date on the terms and conditions contained in this document and all schedules, annexures, attachments, addenda and variations or amendments thereof duly effected in terms of the provisions of this document, all of which are hereinafter collectively referred to as the or this “Agreement”.

2.2.                            Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the arrangement and other transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto.

2.3.                            Representations.  The Parties have not entered into this Agreement in reliance upon any representation, warranty or undertaking of a Party that is not expressly set out or referred to in this Agreement and no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded in this Agreement.

2.4.                            Severability.  If any provision of this Agreement is determined by a court or agreed forum of competent jurisdiction to be invalid, illegal or unenforceable, then:

2.4.1.                                            that provision will (to the extent of the invalidity, illegality or unenforceability) be deemed severed from this Agreement and will be given no effect;

2.4.2.                                            the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the invalid, illegal or unenforceable provisions hereof; and

2.4.3.                                            the Parties will use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with the valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

2.5.                            Counterparts.  This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement, and may be delivered by facsimile or scanned and e-mailed.

2.6.                            Signatories.  Each of the signatories to this Agreement, who signs on behalf of a Party, warrants that he has been duly authorised by the Party on whose behalf such person signs this Agreement, thereby binding the Party whom such signatory represents to this Agreement. In proof of such authorisation each such signatory to this Agreement will, if requested in writing to do so, exhibit to the other signatory a true copy of a resolution in writing by the board of directors of the Party whom he represents, confirming the authorisation of such signatory to sign this Agreement on behalf of the Party concerned and to bind the latter to this Agreement. The Parties to this Agreement hereby agree to waive any right on which they may have to rely for non-performance of any obligation under this Agreement on the basis of the lack of authority of any signatory who has purported to sign this Agreement on its behalf.

2.7.                            Clauses.  The division of this Agreement into clauses and sub-clauses, the provision of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation hereof.

2.8.                            Variations.  No addition to or variation, novation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.  For the purposes of this clause and notwithstanding the provisions of ECTA, “signed” shall mean a signature executed by hand on paper containing the document or an advanced electronic signature, as defined in ECTA, applied to the document by the signatory.

3.                                      DEFINITIONS AND INTERPRETATION

3.1.                            In this Agreement, the following words and expressions shall have the following meanings, unless otherwise required by the context in which they are used herein:

“2013 SGL Share Plan”

the share plan of SGL, approved by the shareholder of SGL on 21 November 2012 (as amended and approved by the SGL Shareholders at the AGM held on 13 May 2013) which is constituted by the rules of such share plan, the purpose of which is to provide selected persons who hold salaried employment or office in senior management positions with SGL or a Subsidiary, with an opportunity to receive SGL Shares;

“2017 SGL Share Plan”

the share plan of SGL, approved by the SGL Shareholders at the AGM held on 23 May 2017, which is constituted by the rules of such share plan, the purpose of which is to provide selected persons who hold salaried employment or office with SGL or a Subsidiary, including any executive director of SGL, but excluding any non-executive director of SGL, with an opportunity to receive SGL Shares;

“2019 Form F-4”	the Form F-4, which Sibanye-Stillwater expects to file with the SEC;

“2019 Form F-6”	the Form F-6, which the ADS Depositary expects to file with the SEC;

“ADS Depositary”	The Bank of New York Mellon, as the depositary in respect of the SGL ADS Program and as depositary in respect of the Sibanye-Stillwater ADS Program, as the case may be;

“ADS Ratio”

1 (one) Sibanye-Stillwater ADS (each representing 4 (four) Sibanye-Stillwater Shares) for each SGL ADS following the call by the ADS Depositary for surrender of all outstanding SGL ADSs (each representing 4 (four) SGL Shares) on a mandatory basis and, upon the surrender of SGL ADS, the separate delivery by the ADS Depositary, on a one-for-one basis, of Sibanye-Stillwater ADSs (each representing 4 (four) Sibanye-Stillwater Shares), with no entitlement to cash;

“AFSA”	the Arbitration Foundation of Southern Africa;

“AGM”	annual general meeting;

“Agreement”	this agreement, more fully described in clause 2 above;

“Business Day”	any day other than a Saturday, Sunday or official public holiday in South Africa and the United States;

“Certificated SGL Shareholders”	SGL Shareholders who hold Certificated SGL Shares;

“Certificated SGL Shares”

SGL Shares represented by share certificates or other physical documents of title, which have not been surrendered for Dematerialisation in terms of the requirements of Strate and which may no longer be traded on the JSE;

“Companies Act”	the South African Companies Act, 2008;

“Conditions Precedent”	the Conditions Precedent set out in clause 5 below;

“CSDP”

a person authorised by a licensed central securities depository to perform custody and administration services or settlement services or both, in terms of the central securities depository rules published in terms of the FMA, and includes an external participant, where appropriate, as contemplated in the FMA;

“Day”	a calendar day;

“Dematerialise” or “Dematerialisation”	the process whereby physical share certificates are replaced with electronic records evidencing ownership of shares, for the purpose of Strate, as contemplated in the FMA;

“Dematerialised SGL Shares”	SGL Shares that have been Dematerialised in accordance with the rules of Strate, evidencing ownership of shareholding in electronic format, which Shares may be traded on the JSE;

“Documents of Title”	original versions of share certificates, transfer deeds, balance receipts or any other physical documents constituting or representing valid legal title to SGL Shares;

“ECTA”	the South African Electronic Communications and Transactions Act, 2002;

“Exchange Act”	the United Sates Securities Exchange Act of 1934;

“FMA”	Financial Markets Act, 2012;

“Fulfilment Date”	the date on which all of the Conditions Precedent have been fulfilled and/or waived in terms of clause 5 below;

“Implementation Date”	the date on which the Scheme is to be implemented, being the 1st (first) Business Day following the Record Date;

“Income Tax Act”	the Income Tax Act, 1962;

“Independent Board”	those members of the SGL Board who, in terms of the Regulations, are independent directors and who will consider the Offer in terms of the requirements of the Regulations;

“JSE Listings Requirements”	the listings requirements of the JSE from time to time;

“JSE”	the securities exchange operated by JSE Limited;

“JSE Limited”	the JSE Limited (Registration Number 2005/022939/06), a public company incorporated and registered in accordance with the laws of South Africa licensed as an exchange under the FMA;

“Longstop Date”	31 September 2020, or such other date as the Parties may agree in writing, being the date by which all Conditions Precedent must be fulfilled or waived, as the case may be;

“Material Adverse Change”

•                                          any change between the Signature Date and the Fulfilment Date, to any statutes, subordinate legislation, regulations, ordinances, by-laws or lawful directives and any judgements and decisions of any competent authority, and any governmental or inter-governmental body, agency, department and regulatory authority which are applicable to SGL and/or Sibanye-Stillwater; or

• any fact, event, matter or circumstance, condition or change, or any combination of such facts, events, matters or circumstance, condition or changes which individually or in the aggregate,

which in the opinion of the SGL Board, acting reasonably, would have a Material adverse effect on the business,

condition (financial or otherwise), assets, liabilities or results of operations of SGL and/or a Subsidiary;

“Material”	any liability or obligation in an amount greater than ZAR50 000 000.00 (fifty million rand), unless otherwise defined in any specific clause;

“NYSE”	the New York Stock Exchange LLC;

“Offer”

the written offer made by Sibanye-Stillwater to the SGL Board to acquire the SGL Shares, the terms of which are set out in an offer letter dated on the Signature Date and to which this Agreement, signed on behalf of Sibanye-Stillwater, is attached as part of the Offer;

“Party” and “Parties”	the Parties to this Agreement, as described in clause 1 above, either individually or collectively, as required by the context of the Agreement;

“Record Date”	the date on which SGL Shareholders must be recorded in the Register in order to receive the Scheme Consideration;

“Register”	the register of SGL Shareholders maintained by the Transfer Secretaries on behalf of SGL, and includes the sub-register of SGL Shareholders maintained by CSDPs;

“Regulations”	the regulations published in terms of s223 of the Companies Act;

“Remuneration Committee”	the remuneration committee of the SGL Board, as constituted from time to time;

“Reorganisation”	the reorganisation of the SGL Group in the manner described in the Steps Plan;

“Repurchase Consideration”	has the meaning ascribed thereto in clause 11.1 below;

“Repurchase Loan”	has the meaning ascribed thereto in clause 11.3 below;

“Repurchase Share”

the 1 (one) Sibanye-Stillwater Share which will be held by SGL on the Implementation Date, and repurchased by Sibanye-Stillwater on the Implementation Date immediately after the implementation of the Scheme, as contemplated in this Agreement;

“SARB”	the South African Reserve Bank;

“Scheme”	the Scheme of Arrangement between SGL and the SGL Shareholders and to which Sibanye-Stillwater is a party;

“Scheme of Arrangement”	a scheme of arrangement in terms of s114 of the Companies Act;

“Scheme Circular”

the circular to be prepared and posted by SGL to the SGL Shareholders, in respect of the Scheme and pursuant to which the Scheme Meeting will be convened, which circular will include details of the Offer;

“Scheme Consideration”

the consideration to be paid in terms of the Scheme by Sibanye-Stillwater to the Scheme Participants for the acquisition by Sibanye-Stillwater of the SGL Shares (including the SGL Shares represented by SGL ADSs), namely the Scheme Consideration Shares;

“Scheme Consideration Shares”

the Sibanye-Stillwater Shares (including the Sibanye-Stillwater Shares to be represented by Sibanye-Stillwater ADSs) to be issued by Sibanye-Stillwater to the Scheme Participants in payment of the Scheme Consideration, being 1 (one) Sibanye-Stillwater Share for each SGL Share (including the SGL Shares represented by the SGL ADSs) held by a Scheme Participant on the Record Date;

“Scheme Meeting”	the meeting of the SGL Shareholders, to be convened pursuant to the Scheme Circular, to approve the Scheme;

“Scheme Participants”	the SGL Shareholders who are registered as such in the Register on the Record Date and are therefore entitled to receive the Scheme Consideration;

“SEC”	the United States Securities and Exchange Commission;

“Securities Act”	the United States Securities Act of 1933;

“SENS”	the Stock Exchange News Services of the JSE;

“SGL”	Sibanye Gold Limited, more fully described in clause 1.1.1 above;

“SGL ADR”	an American depositary receipt, being a certificate evidencing a specific number of SGL ADSs;

“SGL ADS Holder”

a registered holders of SGL ADSs, being the beneficial owners of the respective SGL Shares which the SGL ADSs represent, and who are entitled to participate through the SGL ADSs in the receipt of payment of the Scheme Consideration on implementation of the Scheme;

“SGL ADS Program”	the American Depositary Share Program for SGL Shares for which The Bank of New York Mellon acts as the ADS Depositary;

“SGL ADSs”	American depositary shares representing SGL Shares deposited or subject to deposit by SGL with the ADS Depositary under the Deposit Agreement at a ratio of 4

(four) SGL Shares to 1 (one) SGL ADS, which are listed on the NYSE;

“SGL Board”	the board of directors of SGL, as constituted from time to time and “Director” shall mean any one of the directors of SGL, as the context may require;

“SGL Convertible Bonds”

the US$450 000 000.00 (four hundred and fifty million United Sates dollars) 1.875 per cent, senior unsecured guaranteed convertible bonds of SGL, due 2023, either individually or collectively, as the context requires, convertible into new and/or existing SGL Shares, issued by SGL under the Trust Deed, as more fully described in the circular to SGL Shareholders dated 19 September 2017 and which circular is available on the SGL Website;

“SGL Deposit Agreement”	the written deposit agreement amongst SGL, the ADS Depositary and the owners and holders from time to time of the SGL ADSs dated 8 February 2013;

“SGL Group”	SGL and its Subsidiaries, from time to time;

“SGL Shareholder”	a registered holder of SGL Shares, as reflected in the Register;

“SGL Shares”	the issued ordinary no par value shares in the share capital of SGL that are subject to the Scheme, being all the shares in issue on the Implementation Date;

“SGL Website”	the website of SGL which may be accessed at www.sibanyestillwater.com;

“Share Plans”	collectively, the 2013 SGL Share Plan and the 2017 SGL Share Plan;

“Sibanye-Stillwater”	Sibanye Stillwater Limited, more fully described in clause 1.1.2 above;

“Sibanye-Stillwater Deposit Agreement”	the deposit agreement to be entered into among Sibanye-Stillwater, The Bank of New York Mellon and the owners and holders from time to time of Sibanye-Stillwater ADSs;

“Sibanye-Stillwater ADSs”

American depositary shares representing Sibanye-Stillwater Shares deposited or subject to deposit by Sibanye-Stillwater with the ADS Depositary under the Sibanye-Stillwater Deposit Agreement at a ratio of 4 (four) Sibanye-Stillwater Shares to 1 (one) Sibanye-Stillwater ADS, which are expected to be listed and traded on the NYSE, subject to the NYSE’s approval;

“Sibanye-Stillwater Shares”	authorised ordinary no par value shares in the share capital of Sibanye-Stillwater;

“Signature Date”	the date on which the last of the Parties signs this Agreement (provided that both Parties sign this Agreement);

“South Africa”	the Republic of South Africa;

“Steps Plans”

the steps plan setting out the steps to be followed by SGL and/or Sibanye-Stillwater for purposes of the Reorganisation and in terms of which this Agreement is Step 6, a copy of which Steps Plan is attached hereto as Annexure B;

“Steps”	a step in the Reorganisation of SGL, described and set out in the Steps Plan;

“Strate”

Strate Proprietary Limited (Registration No. 1998/022242/07), a private company incorporated in accordance with the laws of South Africa and registered as a central securities depository in terms of the FMA;

“Subsidiary”	a subsidiary of a company as contemplated by section 3 of the Companies Act;

“Takeover Regulation Panel”	the Takeover Regulation Panel of South Africa, established as such in terms of s196 of the Companies Act;

“Termination Date”	the date on which this Agreement terminates in accordance with the provisions of clauses 5.4 or 17 below or otherwise by agreement in writing between the Parties;

“Transfer Secretaries”

individually and/or collectively, as the context may require, Computershare Investor Services Proprietary Limited (Registration No. 2004/003647/07), a private company registered and incorporated under the laws of South Africa and Link Asset Services (Registration No 05505964), a private company registered and incorporated under the laws of the United Kingdom;

“Trust Deed”

the trust deed dated 26 September 2017 concluded amongst SGL, as issuer, and its subsidiary companies Stillwater Mining Company (File No. 2317621) of Delaware, United States of America and Kroondal Operations Proprietary Limited (Registration No. 2000/000341/07), a private company incorporated and registered under the laws of South Africa, as guarantors, and BNY Mellon Corporate Trustee Services Limited as trustee;

“United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“ZAR”, “R” or “rand”	South African Rands (and cents), being the lawful currency of South Africa.

3.1.                            If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, effect shall be given thereto as if such provision were a substantive provision in the body of the Agreement, notwithstanding that such provision is only contained in the relevant definition.

3.2.                            Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined above in this clause 3.

3.3.                            Unless inconsistent with the context in which it is used in this Agreement, a word or an expression which denotes:

3.3.1.                                            any gender includes the other genders;

3.3.2.                                            a natural person includes a body corporate, a trust, firm or association of persons and vice versa; and

3.3.3.                                            the singular includes the plural and vice versa.

3.4.                            The headings to the paragraphs in this Agreement shall not be used in the interpretation thereof.

3.5.                            When any number of Days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.6.                            When any number of years is prescribed in this Agreement, same shall be calculated from a specific Day of a calendar month in a specific Year, to the numerically corresponding Day and calendar month in the following Year (or Years, as the case may be), less 1 (one) Day, unless the last Day falls on a Day that is not a Business Day, in which case the last Day shall be the next succeeding Business Day.

3.7.                            Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail unless the context indicates a contrary intention or the Party supporting the accuracy of the numerals over the words is able to prove, on a balance of probabilities, that the numerals are correct.

3.8.                            Any reference to business hours shall be construed as being the hours between 08h00 and 17h00 on any Business Day. Any reference to time shall be based upon South African Standard Time.

3.9.                            The rule of construction that, in the event of ambiguity, the contract will be interpreted against the party responsible for the drafting thereof shall not apply in the interpretation of this Agreement.

3.10.                     Any references to a statutory provision or enactment shall be a reference to such provision or enactment and to any regulation or order made under such provision or enactment, as in force at any time relevant to this Agreement.

3.11.                     Save as may expressly otherwise be provided, any reference in this Agreement to “in writing”, “written” or the like shall include any form of written recordal, including e-mails, faxes, letters, memoranda, notes and formal agreements.

4.                                      INTRODUCTION

4.1.                            SGL wishes to undertake the Reorganisation in order to achieve a more efficient corporate structure for the SGL Group.

4.2.                            The Scheme to which this Agreement relates is part of the proposed Reorganisation and is detailed in clause 6 below.

4.3.                            Sibanye-Stillwater is a wholly-owned Subsidiary of SGL, established under the name Friedshelf 1595 Proprietary Limited on 7 November 2014, which was subsequently changed to Sibanye-Stillwater Limited on 6 July 2018 and converted into a public company for purposes of giving effect to the Reorganisation.

4.4.                            The Parties record and agree in this Agreement the terms and conditions on which the Scheme will be implemented as part of the Reorganisation.

5.                                      CONDITIONS PRECEDENT

5.1.                            The rights and obligations of the Parties under this Agreement, save for those set out in clauses 1 to 3 above inclusive, this clause 5 and clauses 6.1, 13 and 15 to 24 below inclusive, which will be of immediate force and effect and binding on the Parties from the Signature Date (the “Immediately Operative Provisions”), are subject to the fulfilment of the following conditions precedent, namely that:

5.1.1.                                            Step 1 to Step 11 shall have been completed;

5.1.2.                                            to the extent required by SGL in order to implement the Scheme and as applicable, written notification of the Scheme is given to third party financiers or security holders of SGL or the unconditional written approval from any such third party financier or security holder of SGL is obtained or, if such approval is given subject to conditions, the written acceptance of such conditions by SGL;

5.1.3.                                            an independent expert, as referred to in s114(2) of the Companies Act (the “Independent Expert”), is retained by the Independent Board and such Independent Expert -

5.1.3.1.                              issues a report to the Independent Board dealing with the matters listed in s114(3) of the Companies Act and causes such report to be distributed to all SGL Shareholders; and

5.1.3.2.                              expresses an opinion on whether the Offer is fair and reasonable as required in Regulation 110(1) and defined in Regulation 81(h);

5.1.4.                                            should the implementation of the Scheme be subject to approval by a Court in terms of the provisions of s115(2)(c) of the Companies Act, that such approval be obtained;

5.1.5.                                            no valid demands as contemplated in s164(7) of the Companies Act are received by SGL which in aggregate represent more than 5% (five percent) of the SGL

Shares, provided that, in the event that any SGL Shareholders give notice objecting to the Scheme, as contemplated in s164(3) of the Companies Act, and those SGL Shareholders vote against the approval of the Scheme at the Scheme Meeting, but do so in respect of no more than 5% (five percent) of the SGL Shares, this condition shall be deemed to have been fulfilled at the time of the Scheme Meeting;

5.1.6.                                            the SGL Board and the Independent Board shall have passed such resolutions and taken such actions as required by the Companies Act and the Regulations in respect of the proposal of the Offer by the SGL Board to the SGL Shareholders and, subject to the approval of the Scheme by the SGL Shareholders, the implementation of the Scheme;

5.1.7.                                            the Remuneration Committee shall have passed such resolutions and taken such actions as may be necessary in respect of the Share Plans pursuant to the acceptance by the SGL Shareholders of the Offer, to confirm that upon implementation of the Scheme, the participants of the Share Plans will be in no worse position than they are prior to implementation of the Scheme;

5.1.8.                                            the Sibanye-Stillwater Board shall have passed such resolutions and taken such actions as may be necessary in terms of the Companies Act and the Regulations in relation to the Offer;

5.1.9.                                            the SGL Shareholders shall have passed such resolutions by the requisite majority of SGL Shareholders as required by the Companies Act and the Regulations in relation to the Scheme, including as contemplated in section 115(2) of the Companies Act;

5.1.10.                                     written notification of the Scheme is given to and/or written and unconditional approvals are obtained from all applicable governmental and regulatory bodies and all other notifications, approvals, consents, waivers, orders, exemptions or authorisations to or of any other person, which may be required to permit the entering into of this Agreement and the implementation of the Scheme, shall have been made or obtained in writing, and if such approval is subject to conditions, the written acceptance of such conditions by the Party affected thereby, acting reasonably, including but not limited to -

5.1.10.1.                       such approval from the JSE as may be required by and in terms of the JSE Listings Requirements, including (amongst other things) —

5.1.10.1.1.                                       the approval by the JSE of all documentation required by the JSE to be submitted to it in connection with the Scheme;

5.1.10.1.2.                                       the admission to listing by way of an introduction of all Sibanye-Stillwater Shares on the main board of the JSE, including in particular the Scheme Consideration Shares, and the approval by the JSE of all documentation required by the JSE to be submitted to it in connection with such listing;

5.1.10.2.                       the issue by the Takeover Regulation Panel of a compliance certificate with respect to the Scheme and its implementation as contemplated in s121(b)(i), to the extent that such approval is required;

5.1.11.                                     the approval by SARB in accordance with South African Exchange Control Regulations of the Scheme, to the extent that such approval is required;

5.1.12.                                     the filing of the following documents in the Unites States by or on behalf of Sibanye-Stillwater:

5.1.12.1.                       a registration statement on Form F-4 (2019 Form F-4), together with any exhibits and ancillary documents thereto, together with any and all amendments and post-effective amendments thereto, to register the Sibanye-Stillwater Shares with the SEC under the Securities Act;

5.1.12.2.                       a registration statement on Form F-6 (2019 Form F-6), together with any exhibits and ancillary documents thereto, together with any and all amendments and post-effective amendments thereto, to register the Sibanye-Stillwater ADSs with the SEC under the Securities Act; and

5.1.12.3.                       a listing application with the NYSE and all supporting documentation relating thereto, together with any and all amendments thereto, to obtain authorisation to list the Sibanye-Stillwater ADSs on the NYSE;

5.1.13.                                     a declaration being made by the SEC confirming the effectiveness of the 2019 Form F-4 and 2019 Form F-6 filed with it, as described in clause 5.1.12 above, thereby confirming that no stop order suspending the effectiveness of the 2019 Form F-4 or 2019 Form F-6 is in effect and no proceedings for such purpose are pending before or threatened by the SEC;

5.1.14.                                     the SGL ADSs are delisted from the NYSE;

5.1.15.                                     the approval by the NYSE of the admission to listing of the Sibanye-Stillwater ADSs on the NYSE;

5.1.16.                                     a written agreement is concluded between SGL and the trustee appointed as such in accordance with the terms and conditions of the SGL Convertible Bonds as contained in the Trust Deed (the “Ts and Cs”) with the effect that Sibanye-Stillwater becomes the principal obligor, in the stead of SGL, under the Ts and Cs, with a guarantee from SGL in respect of such obligations, or that SGL remains the principal obligor under the Ts and Cs, with a guarantee from Sibanye-Stillwater in respect of such obligations, as provided for in the Ts and Cs; and

5.1.17.                                     a Material Adverse Change, shall not have occurred on or before the Fulfilment Date, which in the sole and absolute discretion of the Independent Board, acting reasonably, would adversely change the opinion of the Independent Board or that of the Independent Expert regarding the Scheme as set out in the report received from the Independent Expert.

5.2.                            The Parties undertake to each other to use their reasonable commercial endeavours and to cooperate with each other in good faith to achieve the fulfilment of the Conditions Precedent on or before the Longstop Date.

5.3.                            The Conditions Precedent may be waived in writing, in whole or in part, if any such waiver is not prohibited by or would not be in contravention of any applicable laws or the obligations of any Party under this Agreement that are legally incapable of waiver by the other Party.

5.4.                            If the Conditions Precedent are not fulfilled or waived (where such waiver is permitted by this Agreement and by applicable laws) by the Longstop Date:

5.4.1.                                            the rights and obligations of the Parties under this Agreement as set out in the Immediately Operative Provisions shall remain of full force and effect; and

5.4.2.                                            either Party shall then have the right to give notice in writing to the other Party that the Agreement will terminate if all the Conditions Precedent are not fulfilled or waived in accordance with this clause 5 within 20 (twenty) Business Days from the date of such notice and any such termination will have the effect that:

5.4.2.1.                              save as provided for in clause 23 below, the rights and obligations of the Parties under this Agreement as set out in the Immediately Operative Provisions will automatically and without any further act of any of the Parties terminate and be of no further force and effect;

5.4.2.2.                              the rights and obligations of the Parties as set out in the remaining provisions of the Agreement shall not come into existence and the Parties shall be restored as nearly as may be possible to the positions in which they would have been had this Agreement not been entered into; and

5.4.2.3.                              no Party shall then have any claim against any other Party arising from the rights and obligations of the Parties terminating or not coming into existence, as the case may be.

6.                                      THE SCHEME

6.1.                            Sibanye-Stillwater has delivered the Offer to the SGL Board with this Agreement signed on behalf of Sibanye-Stillwater.

6.2.                            SGL undertakes that, upon receipt of the Offer by the SGL Board and should it have resolved that SGL should counter-sign this Agreement, the SGL Board will propose to the SGL Shareholders the Scheme between SGL and the SGL Shareholders in accordance with the terms of the Offer and this Agreement.

6.3.                            SGL further undertakes to comply with the provisions of the Companies Act and the Regulations applicable to it in terms of the Offer and the Scheme, including:

6.3.1.                                            that the Independent Board will, after having received and taken into cognisance the Independent Expert’s report and opinion referred to in clause 7 below and such other matters as the Independent Board considers relevant, communicate its opinion to the SGL Shareholders as to whether the Scheme Consideration is fair and reasonable as contemplated in Regulation 110;

6.3.2.                                            to do all things required or deemed advisable of SGL and/or the Independent Board in terms of this Agreement in order to convene the Scheme Meeting for the purpose of the SGL Shareholders considering and voting on the approval of the Scheme;

6.3.3.                                            to transmit the Scheme Circular, and any notices, reports and/or communications, which are made generally available by SGL to SGL

Shareholders regarding the Scheme to the ADS Depositary and, by written request to the ADS Depositary, procure the transmittal of the Scheme Circular and any required notices, reports and/or communications to the SGL ADS Holders, in accordance with the procedures described in the SGL Deposit Agreement;

6.3.4.                                            to procure, by written request to the ADS Depositary, the mailing of a notice, including a voter instruction card, to SGL ADS Holders so that they may provide voting instructions to the ADS Depositary as to the manner in which to vote the SGL Shares held by the ADS Depositary as ADSs for the benefit of the SGL ADS Holders, in the Scheme Meeting for the purpose of voting on the approval of the Scheme in accordance with the voting procedures described in the SGL Deposit Agreement;

6.3.5.                                            if the Scheme is approved by the SGL Shareholders (including, for the avoidance of doubt, holders of SGL Shares represented by SGL ADSs), to do all things required to implement the Scheme; and

6.3.6.                                            without derogating from the generality of the provisions of clause 6.3.5 above, to procure that upon receipt by the Transfer Secretaries of the payment by Sibanye-Stillwater of the Scheme Consideration in terms of clause 6.4.1 below, the Transfer Secretaries perform all the steps provided for in clause 9 below such that Sibanye-Stillwater will become the owner and registered holder of the SGL Shares.

6.4.                            Sibanye-Stillwater undertakes to comply with the provisions of the Companies Act and the Regulations applicable to it in terms of the Offer and the Scheme, including:

6.4.1.                                            the allotment and issue of the Scheme Consideration Shares to the Scheme Participants (including to the ADS Depositary) in consideration for the sale and transfer of the SGL Shares (including SGL Shares represented by SGL ADSs) of which they are the registered holders to Sibanye-Stillwater in terms of the Scheme;

6.4.2.                                            the delivery of irrevocable written instructions to the Transfer Secretaries on the Implementation Date or, (if so required for the purposes of implementing the Scheme) prior to the Implementation Date as further contemplated in clause 9.1.2 below, to register the Scheme Consideration Shares in the name of the Scheme Participants;

6.4.3.                                            the delivery by Sibanye-Stillwater to SGL and/or the Transfer Secretaries, as may be applicable, of all such information and all such documentation (executed where necessary by duly authorized signatories of Sibanye-Stillwater) as may be necessary to implement the Scheme and register Sibanye-Stillwater as the owner and registered holder of the SGL Shares; and

6.4.4.                                            the repurchase from SGL of the Repurchase Share in accordance with clause 11 below.

7.                                      THE INDEPENDENT EXPERT’S REPORT

7.1.                            SGL records and confirms that the Independent Board had, prior to the Signature Date appointed an Independent Expert as referred to in s114(2) of the Companies Act to:

7.1.1.                                            prepare a report for the Independent Board in terms of s114(3) of the Companies Act and Regulation 90 of the Companies Regulations; and

7.1.2.                                            express an opinion on whether the Offer is fair and reasonable as required in Regulation 110(1) and defined in Regulation 81(h).

7.2.                            SGL undertakes to use its reasonable endeavours to procure delivery by the Independent Expert of the report and opinion referred to in clause 7.1 above as soon as possible after the Signature Date and in any event by no later than the Longstop Date.

7.3.                            The costs incurred by the Independent Board in respect of the appointment and report referred to in clause 7.1 above will be for the account of SGL.

8.                                      THE SHARE PLANS

8.1.                            The Share Plans are incentive programmes which provide selected employees of the SGL Group (“Participants”) with an opportunity to receive SGL Shares on the terms set out in the Share Plans.

8.2.                            It is the intention of the Parties that the Share Plans will continue to operate in accordance with the rules thereof until the Implementation Date.  Upon implementation of the Scheme, Sibanye-Stillwater will be substituted for SGL as the successor in title to SGL for all intents and purposes under the Share Plans.  Awards already made to Participants in terms of the Share Plans, pursuant to which they would receive SGL Shares, will be converted and exchanged into awards to receive an equivalent number of Sibanye-Stillwater Shares instead, thereby mirroring the position that the Participants would have been in had the Scheme not been implemented, save for any adjustments made by the Remuneration Committee in accordance with the rules of the Share Plans.

9.                                      DELIVERY OF THE SGL SHARES AND THE SCHEME CONSIDERATION SHARES

9.1.                            The Scheme will be implemented on the Implementation Date by:

9.1.1.                                            the delivery by SGL to Sibanye-Stillwater of documentary proof, satisfactory to Sibanye-Stillwater acting reasonably, that the SGL Shares have been registered in the name of Sibanye-Stillwater by the Transfer Secretaries;

9.1.2.                                            the issue by Sibanye-Stillwater of the Scheme Consideration Shares to the Scheme Participants registered as such by the Transfer Secretaries on the Record Date, pro rata to their holdings of SGL Shares in payment of the Scheme Consideration.  Documents of Title surrendered prior to the Implementation Date will be held in trust by the Transfer Secretaries, at the relevant Scheme Participant’s risk, pending the Scheme becoming unconditional.  Should a Scheme Participant surrender its Documents of Title in anticipation of the Scheme being implemented and the Scheme then is not implemented, the Transfer Secretaries shall, within 5 (five) Business Days of either the date upon which it becomes known that the Scheme will not be implemented or on receipt by the Transfer Secretaries of the required Documents of Title, whichever is the later, return the Documents of Title to the relevant Scheme Participant by registered post at the Scheme Participant’s own risk; and

9.1.3.                                            in respect of SGL ADS Holders, the separate call by the ADS Depositary for surrender of all outstanding SGL ADSs (each representing 4 (four) SGL Shares) on a mandatory basis and, upon the surrender of SGL ADS, the separate delivery by the ADS Depositary, on a one-for-one basis, of Sibanye-Stillwater ADSs (each representing 4 (four) Sibanye-Stillwater Shares), with no entitlement to cash on the further terms and conditions to be included in the 2019 Form F-4.

9.2.                            The Scheme Participants shall:

9.2.1.                                            if they are Certificated SGL Shareholders, against the surrender by them of their Documents of Title in respect of their SGL Shares, duly completed transfer forms and/or surrender forms, as stipulated in the Scheme Circular, to the Transfer Secretaries and the specification of a valid account with a CSDP or broker into which the Scheme Consideration is to be transferred, receive the Scheme Consideration which will be in Dematerialised form;

9.2.2.                                            if they are Dematerialised SGL Shareholders, have their SGL Shares transferred to Sibanye-Stillwater and the Scheme Consideration transferred to their CSDP or broker, by the crediting of their accounts with the Scheme Consideration, in terms of the custody agreement entered into between such Scheme Participants and their CSDP or broker (as the case may be); and

9.2.3.                                            if they are the ADS Depositary in relation to SGL ADS Holders:

9.2.3.1.                              upon receipt from Sibanye-Stillwater, the Transfer Secretaries or their agents of the Scheme Consideration Shares, register the Sibanye-Stillwater ADSs and deliver the Sibanye-Stillwater ADSs to former SGL ADS Holders in accordance with the ADS Ratio, subject to the further terms and conditions detailed in the 2019 Form F-4 and the SGL Deposit Agreement;

9.2.3.2.                              automatically cancel SGL ADSs that are registered in the names of SGL ADS Holders on an uncertificated basis and register Sibanye-Stillwater ADSs in the names of those former SGL ADS Holders and notify them of that registration; and

9.2.3.3.                              mail a notice and form of letter of transmittal to registered holders of certificated SGL ADSs calling for surrender of their SGL ADSs represented by SGL ADRs and, upon surrender of those SGL ADRs together with the letter of transmittal, register Sibanye-Stillwater ADSs on an uncertificated basis in the names of those former SGL ADS Holders and notify them of that registration.

10.                               OWNERSHIP, RISK AND BENEFIT

10.1.                     On delivery to Sibanye-Stillwater of the SGL Shares against payment by Sibanye-Stillwater to the Scheme Participants (or to the Transfer Secretaries acting for and on behalf of the Scheme Participants) of the Scheme Consideration, Sibanye-Stillwater shall:

10.1.1.                                     become the unconditional owner of the SGL Shares; and

10.1.2.                                     be entitled to all benefits and subject to all risks attaching to the SGL Shares.

10.2.                     On delivery to the Scheme Participants (or to the Transfer Secretaries acting for and on behalf of the Scheme Participants) of the Scheme Consideration Shares, the Scheme Participants shall:

10.2.1.                                     become the unconditional owners of the Scheme Consideration Shares; and

10.2.2.                                     be entitled to all benefits and subject to all risks attaching to the Scheme Consideration Shares.

11.                               THE REPURCHASE BY SIBANYE-STILLWATER OF THE REPURCHASE SHARE

The Repurchase

11.1.                     As at the Signature Date, SGL holds one (1) Sibanye-Stillwater Share, being the only Sibanye-Stillwater Share in issue. As at the time of implementation of the Scheme, SGL will still hold that 1 (one) Sibanye-Stillwater Share.

11.2.                     On and with effect from the Implementation Date, immediately following the implementation of the Scheme as contemplated in clause 9 above, and in accordance with and subject to the relevant provisions of the Companies Act, the Regulations, the JSE Listings Requirements and Sibanye-Stillwater’s memorandum of incorporation, Sibanye-Stillwater hereby repurchases from SGL, which hereby sells to Sibanye-Stillwater, the Repurchase Share, such that the Sibanye-Stillwater Shares in issue immediately after the implementation of the Scheme will be equivalent to the SGL Shares in issue immediately prior to the implementation of the Scheme.

The Repurchase Consideration

11.3.                     The consideration payable by Sibanye-Stillwater to SGL for the Repurchase Share is an amount equal to the prevailing market price of the Repurchase Share on the Implementation Date (the “Repurchase Consideration”).

11.4.                     The Repurchase Consideration shall paid by Sibanye-Stillwater by the advance to Sibanye-Stillwater by SGL, with effect from the delivery of the Repurchase Share on the Implementation Date, immediately following the implementation of the Scheme as contemplated in clause 9 above, of the amount of the Repurchase Consideration on loan account (the “Repurchase Loan”), which Repurchase Loan shall:

11.4.1.                                     be recorded in the books of account and financial records of each of SGL and Sibanye-Stillwater;

11.4.2.                                     bear interest at a rate of 0% (zero percent) and be unsecured;

11.4.3.                                     rank at least pari passu with all of Sibanye-Stillwater’s other unsecured and unsubordinated indebtedness; and

11.4.4.                                     be due and payable by Sibanye-Stillwater to SGL on the date on which SGL delivers to Sibanye-Stillwater a written demand calling for repayment thereof (or any portion thereof). Sibanye-Stillwater shall repay the Repurchase Loan (or any portion thereof) within 5 (five) Business Days of SGL having delivered to Sibanye-Stillwater a written demand for repayment, or such other date as may be stipulated by SGL in the written demand.

11.5.                     For the avoidance of doubt, the Parties agree that the Repurchase Loan shall only become due, as such term is contemplated in the Prescription Act, 1969, by Sibanye-Stillwater to SGL on the date which SGL provides Sibanye-Stillwater with a written demand for repayment thereof in accordance with clause 11.4.4 above. Accordingly, the Parties acknowledge and agree that, notwithstanding the Implementation Date, prescription of SGL’s right to claim repayment of the Repurchase Loan shall only commence on the date which SGL provides Sibanye-Stillwater with the aforesaid written demand for repayment thereof.

11.6.                     All payments to be made by Sibanye-Stillwater to SGL in terms of this Agreement shall be made directly into such bank account of SGL as SGL may notify to Sibanye-Stillwater, in writing. All payments to be made to SGL in terms of this clause 11 shall be made free of exchange, any other costs, charges or expenses and without any deduction, set-off or counterclaim whatsoever.

11.7.                     At any time and from time to time, Sibanye-Stillwater may prepay the whole or a part of the Repurchase Loan, without any penalty arising or early repayment/settlement costs or charges being payable by Sibanye-Stillwater in respect of any such prepayment/s.

Delivery of the Repurchase Share

11.8.                     The Repurchase Share shall be delivered by SGL to Sibanye-Stillwater, by the delivery by SGL, or its agent, to Sibanye-Stillwater of the share certificate in respect of the Repurchase Share, together with a declaration for the transfer thereof, duly signed for an on behalf of SGL.

11.9.                     SGL and Sibanye-Stillwater shall take all such steps, do all such things and sign all such documents as may be necessary or desirable to procure that their respective transfer secretaries effect the transfer and delivery of the Repurchase Share from SGL to Sibanye-Stillwater in terms of this clause 11 and update the Sibanye-Stillwater share register accordingly on the Implementation Date, immediately following the implementation of the Scheme as contemplated in clause 9 above.

Securities Transfer Tax

11.10.              Any securities transfer tax (if applicable) payable in terms of the Securities Transfer Tax Act, 2007, on the transfer of the Repurchase Share from SGL to Sibanye-Stillwater in terms of this Agreement shall be paid by SGL within the applicable statutory time period.

12.                               DELISTING OF SGL SHARES AND THE SGL ADS PROGRAM

SGL undertakes, after implementation of the Scheme and on Sibanye-Stillwater accordingly becoming the sole holder of the SGL Shares, to procure the delisting of the SGL Shares from the main board of the JSE, the termination of the SGL ADS Program and the delisting of the SGL ADSs from the NYSE.

13.                               WARRANTIES AND REPRESENTATIONS

13.1.                     The warranties contained in clause 13.4 are hereby given and made by each of the Parties to the other of them.

13.2.                     Unless specifically otherwise stated each warranty is given or made at both the Signature Date and the Implementation Date and during the intervening period between those two dates.

13.3.                     All warranties, representations and undertakings contained in clause 13.4 below and elsewhere in this Agreement are limited and qualified to the extent to which any fact or circumstance giving rise to such limitation or qualification has been disclosed in writing or has been publicly announced.

13.4.                     Each Party warrants to the other Party that:

13.4.1.                                     it is and shall remain validly incorporated in accordance with all applicable laws;

13.4.2.                                     it has and shall continue to have the necessary legal capacity to enter into and perform each of its obligations under this Agreement;

13.4.3.                                     the execution of this Agreement and performance by it of its obligations hereunder do not and shall not:

13.4.3.1.                       contravene any law or regulation to which it is subject; or

13.4.3.2.                       contravene any provision of its founding documents; or

13.4.3.3.                       conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which it is a party or subject or by which its assets are bound.

14.                               INDEMNITIES

Without prejudice to any of the other rights of the Parties arising from any of the provisions of this Agreement, SGL on the one part and Sibanye-Stillwater on the other part, indemnify each other against all direct loss, liability, damage or expense which the counterparty may suffer as a result of or which may be attributable to a breach of any warranty given in this Agreement to the counterparty.

15.                               CESSION AND ASSIGNMENT

Neither this Agreement nor any interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by a Party without the prior signed written consent of the other Party, save as may otherwise be expressly provided for herein.

16.                               GOOD FAITH AND CO-OPERATION

16.1.                     The Parties hereby undertake during the existence of this Agreement to:

16.1.1.                                     at all times show to each other the utmost good faith in their dealings with each other;

16.1.2.                                     co-operate with each other to the fullest extent; and

16.1.3.                                     do all such reasonable things, perform all such reasonable actions and take all such reasonable steps as may be open to them and necessary for and incidental to the implementation and/or maintenance of the terms and conditions of this Agreement in accordance with the indicative timeline set out in Annexure A to this Agreement, subject to such amendments to the indicative timeline.

17.                               BREACH

17.1.                     Should a Party (the “Defaulting Party”) commit a breach of any of the provisions of this Agreement, then the other Party (the “Aggrieved Party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party not less than 7 (seven) Days written notice to remedy the breach, which notice shall specify, in sufficient detail, the breach and the conduct required to rectify it.

17.2.                     If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party’s obligations in respect of which it is in breach of this Agreement, in either event without prejudice to the Aggrieved Party’s rights to claim damages.

17.3.                     Notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party:

17.3.1.                                     prior to or on the Implementation Date, unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 7 (seven) Days after such amount has been finally determined and payment thereof by the Defaulting Party has been demanded in writing by the Aggrieved Party;

17.3.2.                                     after the Implementation Date.

18.                               CONFIDENTIALITY

The Parties agree to keep the contents of this Agreement confidential and not to disclose it or publish it to any person save as may be agreed to by them in writing or as they may be required to disclose by law or in terms of the rules and/or listing requirements of any stock or securities exchange or to the extent that any such disclosure is made to an advisor for the purposes of obtaining advice with regard to this Agreement.

19.                               NOTICES AND ADDRESSES

19.1.                     Any notice or other communication to be given in connection with this Agreement must be communicated confidentially and in writing and given by personal delivery or electronic mail as follows:

SGL	Constantia Office Park Cnr 14th Avenue & Hendrik Potgieter Road Bridgeview House, Ground Floor (Lakeview Avenue) Weltevreden Park, 1709 South Africa Contact person: Charl Keyter Email: [***]

Sibanye-Stillwater	Constantia Office Park Cnr 14th Avenue & Hendrik Potgieter Road Bridgeview House, Ground Floor (Lakeview Avenue) Weltevreden Park, 1709 South Africa Contact person: Pieter Henning Email: [***]

or to such other address or addresses as shall be specified in any notice given hereunder.

19.2.                     A notice sent by one Party to another Party shall be deemed to be received:

19.2.1.                                     on the Day of delivery, if delivered by personal delivery during business hours on a Business Day; and

19.2.2.                                     on the Day of transmission if sent by electronic mail during business hours with receipt received confirming completion of transmission.  Any facsimile or electronic mail sent after business hours or on a Day which is not a Business Day will be presumed to have been received on the following Business Day.

19.3.                     The Parties record and agree that whilst they may correspond via electronic mail during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded by way of electronic mail.

20.                               JURISDICTION AND GOVERNING LAW

20.1.                     Subject to the provisions of clause 21 below, this Agreement and any matter arising from it shall be subject to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

20.2.                     This Agreement shall be subject to and shall be governed by the laws of South Africa.

21.                               DISPUTE RESOLUTION

21.1.                     If any dispute arises out of or in connection with this Agreement, its termination or cancellation or the subject matter thereof, including claims in delict or for rectification of the Agreement, a Party may declare that a dispute exists by notice in writing to the other Party.

21.2.                     Unless otherwise expressly agreed to in writing by the Parties, all disputes declared in accordance with clause 21.1 above shall be determined by arbitration, as follows:

21.2.1.                                     the arbitration proceedings shall be held at Sandton, South Africa;

21.2.2.                                     the arbitration shall be conducted in accordance with the Commercial Arbitration Rules (“Arbitration Rules”) of the Arbitration Foundation of Southern Africa (“AFSA”), and should AFSA, for any reason, have ceased to exist at the time of the referral of the dispute to arbitration, the arbitration shall be conducted in accordance with the Standard Rules of the Association of Arbitrators of South Africa;

21.2.3.                                     the decision of the arbitrator shall be final and binding on the Parties, and may be made an order of any Court of competent jurisdiction.  Each of the Parties hereby submits itself to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg should either other Party wish to make the arbitrator’s decision an order of that court.

21.3.                     The provisions of this clause 21 shall not preclude any Party from access to a competent division of the High Court of South Africa for urgent and/or interim relief pending the outcome of an arbitration in terms hereof or in respect of arbitration proceedings in terms hereof.

22.                               INDULGENCE AND WAIVER

No indulgence which a Party (the “Grantor”) may grant to another Party (the “Grantee”) shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which might have arisen in the past or which might arise in the future, save should such waiver be reduced to writing and signed by the Grantor.

23.                               SURVIVAL OF CERTAIN PROVISIONS ON TERMINATION OF THE AGREEMENT

23.1.                     Should this Agreement terminate pursuant to any provision contained herein or be cancelled by either Party in terms of the provisions hereof, the Parties shall continue to be bound by the provisions of the clauses 1 to 3 above inclusive and 15 to 24 inclusive.

23.2.                     Without derogating from the aforegoing, the expiration, cancellation or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration, cancellation or termination or which of necessity must continue to have effect after such expiration, cancellation or termination, notwithstanding that the clauses themselves do not expressly provide for their survival.

24.                               COSTS

24.1.                     Each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

24.2.                     It is recorded that no securities transfer tax is payable pursuant to the transfer of the SGL Shares to Sibanye-Stillwater, which will be confirmed by a sworn affidavit attested to by the public officer of SGL on the Implementation Date.

For	SIBANYE STILLWATER LIMITED

Signature:	/s/ Pieter Henning
who warrants that he / she is duly authorised thereto

Name:	Pieter Henning
Capacity:	Director
Date:	4 October 2019
Place:	Weltevreden Park
Witness:	/s/ Bryony Watson
Witness:	/s/ Nicola Jackson

For	SIBANYE GOLD LIMITED

Signature:	/s/ Charl Keyter
who warrants that he / she is duly authorised thereto

Name:	Charl Keyter
Capacity:	Director
Date:	4 October 2019
Place:	Weltevreden Park
Witness:	/s/ Bryony Watson
Witness:	/s/ Nicola Jackson

Annexure A                             : INDICATIVE PLANNING AND REGULATORY TIMETABLE

In accordance with the corporate actions timetable of the JSE which is available on the JSE website pursuant to Schedule 2 Form H1 of the JSE Listings Requirements.

Key action	Day	2019/2020
Record date for SGL Shareholders to be recorded in the Register in order to be entitled to receive the Scheme Circular	Friday	[INSERT]

Posting of Scheme Circular to SGL Shareholders and notice of Scheme Meeting released on SENS	Monday	[INSERT]

Last day to trade in SGL Shares in order to be recorded in the Register on the voting record date (voting last day to trade)	Tuesday	[INSERT]

Voting record date for SGL Shareholders to be recorded in the Register in order to be eligible to vote at the Scheme Meeting	Friday	[INSERT]

For administrative purposes, date by which forms of proxy for the Scheme Meeting are requested to be lodged	Friday	[INSERT]

Last date and time for SGL Shareholders to give notice to SGL objecting to the special resolution in terms of section 164 of the Companies Act, at any time before the voting on the special resolution takes place

	Tuesday	[INSERT]

Scheme Meeting at 09:00 (South African time) on	Tuesday	[INSERT]

Results of Scheme Meeting released on SENS	Tuesday	[INSERT]

Results of Scheme Meeting published in the South African press	Wednesday	[INSERT]

If the Scheme is approved by SGL Shareholders at the Scheme Meeting:

Last day for SGL Shareholders who voted against the Scheme to require SGL to seek court approval for the Scheme in terms of section 115(3)(a) of the Companies Act	Tuesday	[INSERT]

Last day for SGL to send notice of adoption of special resolution to dissenting SGL Shareholders, in accordance with section 164 of the Companies Act	Tuesday	[INSERT]

Last day for an SGL Shareholder who voted against the Scheme to apply to court for leave to apply for a review of the Scheme in terms of section 115(3)(b) of the Companies Act	Tuesday	[INSERT]

Last day for an SGL Shareholder who gave notice to SGL objecting to the Scheme in terms of section 164 of the Companies Act, to make a demand against SGL as contemplated in section 164(7) of the Companies Act

	Wednesday	[INSERT]

The following dates assume that no court approval or review of the Scheme is required and will be confirmed in the Finalisation Date announcement if the Scheme becomes unconditional:

Expected finalisation date	Monday	[INSERT]

Finalisation date announcement expected to be released on SENS	Tuesday	[INSERT]

Application for delisting of SGL Shares to be lodged with the JSE	Thursday	[INSERT]

Expected last day to trade in SGL Shares in order to be recorded in the Register on the Scheme Record Date (Scheme last day to trade)	Tuesday	[INSERT]

Expected date of suspension of listing of SGL Shares on the JSE	Wednesday	[INSERT]

Expected date of admission to listing of Sibanye-Stillwater Shares on the JSE in anticipation of implementation date of the Scheme	Wednesday	[INSERT]

Expected Scheme Record Date on which SGL Shareholders must be recorded in the Register to receive the Sibanye-Stillwater Shares	Friday	[INSERT]

Expected implementation date of the Scheme	Monday	[INSERT]

Scheme participants with Dematerialised SGL Shares expected to have their accounts with their CSDP or broker updated on or about	Monday	[INSERT]

Expected termination of listing of SGL Shares at commencement of trade on the JSE	Tuesday	[INSERT]

Annexure B                             : STEPS PLAN

1.              Step 1: Sibanye Gold Limited (“SGL”) establishes a wholly-owned subsidiary to ultimately serve as the new holding company of the group, being Sibanye Stillwater Limited (“Sibanye-Stillwater”).

2.              Step 2: As the sole shareholder of Sibanye-Stillwater, SGL through the board of directors of SGL (the “SGL Board”) adopts a resolution to appoint 3 (three) new directors to the board of Sibanye-Stillwater (the “Sibanye-Stillwater Board”).

3.              Step 3: The current sole director of Sibanye-Stillwater submits a letter of resignation to the Sibanye-Stillwater Board and resigns from office.

4.              Step 4: Sibanye-Stillwater amends its memorandum of incorporation (“MOI”) in order to mirror the SGL MOI and, in the process, converts to a public company, increases its share capital and changes its name to Sibanye Stillwater Limited.

5.              Step 5: The Sibanye-Stillwater Board adopts a resolution to, amongst other things, make an offer to the SGL Board (the “Offer”), to acquire the entire issued share capital of SGL by way of a scheme of arrangement (the “Scheme”), to be proposed by the SGL Board to the shareholders and ADS holders of SGL (the “SGL Shareholders”), to issue to the SGL Shareholders an equivalent number of shares in Sibanye-Stillwater as consideration (the “Consideration Shares”) and to prepare, execute, publish, file and furnish any and all documents, including (without limitation) any and all certificates, deeds, instruments, notices; communications or registration statements as may be required by any applicable United States federal and/or state law or regulation or any applicable law or regulation of South Africa.

6.              Step 6: The Sibanye-Stillwater Board executes a Scheme Implementation Agreement (“Scheme Implementation Agreement”) and submits it to SGL for signature under cover of the Offer letter.

7.              Step 7: The SGL Board adopts a resolution to receive the Offer, enter into the Scheme Implementation Agreement and, amongst other things, to propose the Scheme to the SGL Shareholders, to constitute an independent board of directors to consider the Offer and the terms of the Scheme (the “Independent Board”) and to prepare, execute, publish, file and furnish any and all documents, including (without limitation) any and all certificates, deeds, instruments, notices; communications or registration statements as may be required by any applicable United States federal and/or state law or regulation or any applicable law or regulation of South Africa.

8.              Step 8: An independent expert, as defined in s114(2) of the Companies Act, is retained by the Independent Board. The aforesaid independent expert issues a report to the Independent Board dealing with the matters listed in s114(3) of the Companies Act and Regulation 90 of the Companies Regulation and causes such report to be distributed to all SGL Shareholders. The Independent Board adopts a resolution to recommend the Scheme to the SGL Shareholders.

9.              Step 9: SGL and Sibanye-Stillwater post a circular to the SGL Shareholders and the ADS Depositary to convene an extraordinary general meeting (“EGM”) to consider and approve of the Scheme and to obtain the approval of the Scheme by way of a special resolution of the SGL Shareholders.

10.       Step 10: Sibanye-Stillwater applies to have its shares admitted to trading on the main board of the Johannesburg Stock Exchange (“JSE”) and its ADSs on the New York Stock Exchange (“NYSE”) should the Scheme be implemented.

11.       Step 11: SGL applies to have its shares delisted and removed from trading on the main board of the JSE and to have the ADSs delisted and removed from trading on the NYSE, and takes all reasonable steps to deregister the ADSs under the Exchange Act, should the Scheme be implemented.

12.       Step 12: Upon implementation of the Scheme, after approval thereof by way of a special resolution adopted by the SGL Shareholders at the EGM and provided such approval is not revoked and all the conditions precedent to the Scheme have been fulfilled or waived, as the case may be, the following shall occur:

12.1.                         Sibanye-Stillwater is listed on the JSE and NYSE and has its shares and ADSs admitted to trading on the main board of the JSE and on the NYSE respectively;

12.2.                         the SGL Shareholders dispose of all their shares in SGL to Sibanye-Stillwater for an equivalent number of Scheme Consideration Shares;

12.3.                         Sibanye-Stillwater issues the Scheme Consideration Shares to the SGL Shareholders with each SGL Shareholder receiving 1 (one) Consideration Share for each SGL Share it holds;

12.4.                         the ADS Depository calls for the surrender of all outstanding SGL ADSs (each representing 4 (four) SGL Shares) on a mandatory basis and, upon the surrender of SGL ADSs, the ADS Depositary separately delivers, on a one-for-one basis, Sibanye-Stillwater ADSs (each representing 4 (four) Sibanye-Stillwater Shares), resulting in each former SGL ADS Holder receiving 1 (one) Sibanye-Stillwater ADS for each SGL ADS, with no entitlement to cash.

12.5.                         the Sibanye-Stillwater Board is reconstituted to mirror the SGL Board (and all the various SGL Board sub-committees and other corporate governance structures are similarly mirrored at Sibanye-Stillwater);

12.6.                         the Board adopts letters of resignation of the independent directors as directors of the Company as well as a resolution accepting these resignations;

12.7.                         Sibanye-Stillwater shall adopt, or shall have adopted all such resolutions and shall take, or shall have taken, all such necessary actions as may be required to put in place all approvals which Sibanye-Stillwater would need to have on a day-to-day basis upon, or after, the implementation of the Scheme so as to mirror any such existing SGL approvals, including but not limited to at least those approvals passed by the SGL Shareholders at the AGM held on 28 May 2019;

12.8.                         share plans in respect of the Sibanye-Stillwater shares, the terms of which mirror the SGL share plans are established and become effective subject to the same restrictions that currently apply;

12.9.                         the Sibanye-Stillwater Board adopts a resolution for the repurchase of the 1 (one) Sibanye-Stillwater Share which the Company holds, subject to it being able to confirm that Sibanye-Stillwater will satisfy the solvency and liquidity test for a period of 12 months after the repurchase; and

12.10.                  SGL is thereafter delisted from the JSE and NYSE and its shares and ADSs are removed from trading on the main board of the JSE and the NYSE respectively.